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                                                                    Exhibit 99.1


                      CONSULTING AND MANAGEMENT AGREEMENT
                      -----------------------------------


          CONSULTING AGREEMENT, dated as of July 1, 1995, between CYTOGEN CORPORATION ("Cytogen"), a Delaware corporation having an office at 600 College Road East, Princeton, NJ 08540, and CELLCOR, INC. ("Cellcor"), a Delaware corporation having an office at 200 Wells Avenue, Newton, MA 02159.

          WHEREAS, the parties hereto entered into that certain Agreement and Plan of Merger dated June 15, 1995 (the "Merger Agreement"); and

          WHEREAS, Section 5.15 of the Merger Agreement provides that the parties will use their best efforts to enter into an agreement on or by July 1, 1995 whereby Cytogen will provide certain management services to Cellcor; and

          WHEREAS, Cellcor desires to obtain certain management consulting services in the clinical, regulatory, financial and human resources areas; and

          WHEREAS, Cytogen is capable of providing such management consulting services and is willing to provide such services to Cellcor in accordance with the terms and conditions of this Agreement;

          NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth and the mutual benefits to be derived herefrom, Cytogen and Cellcor hereby agree as follows:
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          1.   Engagement.  Upon the terms and subject to the conditions set
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forth in this Agreement, Cellcor hereby retains Cytogen to provide and Cytogen shall provide all necessary management consulting services in connection with the operation of Cellcor's business with a primary focus on (i) the Pivotal Phase III clinical trials of Cellcor's autolymphocyte therapy ("ALT") in patients with renal cell carcinoma, (ii) the preparation by Cellcor of an Establishment Licensing Application and Product Licensing Application for such therapy ("ELA/PLA") for submission to the Food and Drug Administration ("FDA"), and (iii) the conduct of a Phase I/II clinical trial using ALT for the treatment of chronic hepatitis B, including those services which are more fully set forth in Schedule A attached hereto (the "Services"). All Services rendered pursuant to this Agreement shall be subject to oversight and control by the Cellcor Board of Directors and all significant decisions relating to the business of Cellcor shall require the approval of the Cellcor Board of Directors or Cellcor's Chairman.

          2.   Cytogen's Duties and Obligations.  Cytogen hereby agrees, during
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the term of this Agreement, to provide the Services in a diligent and professional manner to Cellcor and to devote the services and time of that number of employees necessary to perform the Services on a timely and professional basis.

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          3.   Compensation; Expenses.  In consideration of providing the
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Services to Cellcor hereunder, Cellcor agrees to pay Cytogen, during the term of this Agreement, the following fees:

               a.   A fixed consulting fee in the amount of $30,000 per month.
               b. The fees payable hereunder shall be paid on the last day of each month.
               c. Cellcor shall reimburse Cytogen for all documented out-of-pocket expenses reasonably incurred by Cytogen in connection with providing the Services hereunder.

Notwithstanding any provisions in the Merger Agreement to the contrary, the expenditure of the amounts set forth in this Section 3 shall not be included in the budgeted amounts set forth in Schedule 5.1.4 of the Merger Agreement and Cytogen hereby waives any and all covenants or agreements in the Merger Agreement which may be inconsistent with the payment of such amounts by Cellcor.

          4.   Term.  The initial term of Cytogen's engagement under this
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Agreement shall commence on the date hereof and shall continue, subject to
Section 5 hereof, through and until December 31, 1995 (the "Initial Term"), and the engagement shall thereafter be renewed automatically on a month-to-month basis,

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unless terminated after the Initial Term upon 30 days prior written notice by either party to the other.

          5.   Termination.  Except for the obligations set forth in Sections 6
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and 8 hereof, this Agreement shall terminate and, except to the extent previously accrued, all rights and obligations of Cytogen and Cellcor shall cease (i) within thirty (30) days of delivery of the notice referred to in
Section 4 hereof, (ii) within thirty (30) days of written notice of a material default of any material provision of this Agreement, (iii) immediately upon termination of the Merger Agreement, or (iv) immediately upon closing of the transactions contemplated by the Merger Agreement.

          6.   Indemnification.
               ---------------

               a. Cellcor shall indemnify and hold harmless Cytogen and its affiliates, employees, agents, directors and officers against and from any and all claims, demands, losses, damages, lawsuits and other proceedings, judgments and awards, costs and expenses (including reasonable attorneys' fees), arising from Cytogen's performance of its duties hereunder, except insofar as such may arise either from Cytogen's gross negligence or intentional wrongdoing.

               b. Cytogen shall indemnify and hold harmless Cellcor and its affiliates, employees, agents, directors and officers against and from any and all claims, demands, losses,

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damages, lawsuits and other proceedings, judgments and awards, costs and expenses (including reasonable attorneys' fees), arising from Cytogen's gross negligence or intentional wrongdoing in performance of its duties hereunder, provided, however, that Cytogen's liability under this indemnification shall be limited to an amount equal to the aggregate fees paid to Cytogen pursuant to
Section 3 hereof.

          7.   Nature of Cytogen's Undertaking; No Joint Venture or Partnership.
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Cytogen and Cellcor hereby represent that neither Cytogen's entering into this
Agreement nor Cytogen's providing of Services to Cellcor shall be construed to have created either a joint venture or a partnership for the purpose of providing such Services. The relationship of Cytogen and Cellcor is that of independent contractors.

          8.   Confidentiality.  Cytogen shall not disclose or use, and Cytogen
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shall cause others retained by Cytogen not to disclose or use (other than as may be authorized by Cellcor) any confidential information or other proprietary knowledge concerning Cellcor which is received in the course of providing the Services hereunder, including (without limitation) technology and know-how, employees, agents, customers and suppliers; provided, however, that such obligation of confidentiality shall not apply to information which (i) is in the public domain (other

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than as a result of a disclosure by Cytogen in violation of this Agreement),
(ii) is known to Cytogen prior to disclosure by Cellcor (other than disclosures made by Cellcor to Cytogen pursuant to the Confidentiality Agreement dated as of April 13, 1995 or the Merger Agreement), (iii) is received from a third party having a right to make disclosure thereof, or (iv) is disclosed by Cytogen in connection with the performance of its duties hereunder, provided that Cellcor management has authorized such disclosure. Except as specifically stated above, Cytogen shall not be limited in any way in the conduct of the business of Cytogen.

          9.   Notices.  Any notice, report or payment required or permitted to
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be given or made under this Agreement by one party to the other shall be deemed to have been sufficiently given or made for all purposes hereof if (i) mailed, by certified mail, postage prepaid, addressed to such party at its address indicated below or to such other address as the addressee shall have theretofore furnished in writing to the other party, (ii) when sent by telecopy (without receipt confirmed), or (iii) when receipt is signed for at the address shown below when sent by overnight courier service:

          CYTOGEN CORPORATION
          600 College Road East
          Princeton, NJ  08540-5308

          Attention:  Thomas J. McKearn

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          If the to Company:

          CELLCOR, INC.
          200 Wells Avenue
          Newton, MA  02159

          Attention:  Chairman

          10.  Agreement.  This Agreement (a) contains the complete and entire
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understanding and agreement of Cytogen and Cellcor respecting the subject matter hereof; (b) supersedes and cancels all other understandings or agreements, oral or written, respecting the subject matter hereof; and (c) may not be modified except by an instrument in writing executed by Cytogen and Cellcor.

          11.  Waiver of Breach.  The waiver by either party of a breach or any
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provision of this Agreement by the other party shall not operate or be construed as a waiver or any subsequent breach of that provision or any other provision hereof.

          12.  Assignment.  Cytogen and Cellcor may not assign their respective
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rights or obligations under this Agreement without the express written consent of the parties hereto.

          13.  Section Headings.  All section headings herein have been inserted
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for convenience or reference only and shall in no way modify or restrict any of the terms or provisions hereof.

          14.  Governing Law.  This Agreement shall be deemed to be a contract
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made under the laws of the State of New Jersey and

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for all purposes shall be governed by, construed, interpreted and enforced according to the laws of the State of New Jersey.

          15.  Counterparts.  This Agreement may be executed in multiple
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counterparts and each copy, when fully executed, shall be deemed an original for all purposes.

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          IN WITNESS WHEREOF, Cytogen and Cellcor have caused this Agreement to be duly executed and delivered on the date and year first above written.

                                                  CYTOGEN CORPORATION



                                               By: /s/ Thomas J. McKearn
                                                  ------------------------------
                                                  Name: Thomas J. McKearn
                                                  Title: President and CEO



                                                  CELLCOR, INC.



                                               By: /s/ Richard R. D'Antoni
                                                  ------------------------------

                                                  Name: Richard R. D'Antoni
                                                  Title: President and CEO


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